UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 4, 2008 (April 1, 2008)

GoAmerica, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of In Company)	0-29359 (Commission File Number)	22-3693371 (I.R.S. Employer Identification No.)

433 Hackensack Avenue
Hackensack, NJ 07601
(Address of principal executive offices) (Zip code)

(201) 996-1717
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry Into a Material Definitive Agreement

        On April 1, 2008, GoAmerica, Inc. (“GoAmerica” or the “Company”) entered into an Employment Agreement with John R. Ferron, who was appointed as its Chief Operating Officer on that same date. The material terms of Mr. Ferron’s Employment Agreement are as follows.

        Until June 2, 2008, Mr. Ferron will be employed on a part-time basis as the Company’s Chief Operating Officer, and after June 2, 2008, Mr. Ferron will be employed on a full-time basis as the Company’s Chief Operating Officer and as its Chief Financial Officer. Mr. Ferron will receive an annual base salary of $130,000 during the period of his part-time employment, and thereafter will receive an annual base salary of $260,000. Upon commencement of his employment, Mr. Ferron also received a cash bonus of $40,000. The Compensation Committee may award Mr. Ferron additional cash bonus payments in amounts up to 100% of his base salary on an annual basis.

        On April 2, 2008, Mr. Ferron was granted an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $6.00 per share pursuant to the Company’s 2005 Equity Incentive Plan, as amended (the “Plan”). Such option vests in 48 equal monthly installments, commencing on the date of grant and continuing on the first day of each month thereafter. On April 2, 2008, Mr. Ferron also was granted an option to purchase an additional 75,000 shares of common stock. Such option is on substantially the same terms as the 200,000 share option, except that the 75,000 share option may not be exercised until such time as the Company’s stockholders approve an amendment to the Plan permitting additional grants to be made under the Plan, and will expire if such shareholder approval is not obtained by June 30, 2008. The Compensation Committee also may make additional option grants or restricted stock awards to Mr. Ferron in its discretion from time to time.

        Mr. Ferron’s Employment Agreement provides for his employment by the Company on an “at will” basis, and may be terminated by the Company at any time, subject to its obligation to provide severance benefits under certain circumstances as described below.

        If Mr. Ferron is terminated without cause or resigns for good reason (as each such term is defined in the Employment Agreement), he will be entitled to receive enhanced severance, in an amount equal to one year’s base salary, as well as the right to continue in Company health and welfare benefit plans for one year after termination and 90 days’ outplacement services at a level commensurate with his position.

        In the event of a change of control of the Company (as defined in the Employment Agreement), 25% of Mr. Ferron’s then-unvested stock options shall immediately vest. In addition, after a change of control of the Company, all remaining unvested stock of Mr. Ferron shall immediately vest if (a) Mr. Ferron’s aggregate compensation is substantially diminished, or (b) Mr. Ferron is required to perform the majority of his obligations under the Employment Agreement from an office located more than 100 miles from Los Gatos, California (where he currently resides and intends to establish a small Company office). These accelerated vesting provisions will not apply to the 75,000 share option until such time as the Company’s stockholders approve an amendment to the Plan permitting additional grants to be made under the Plan, as described above.

        Mr. Ferron will be reimbursed for up to $3,000 per month of direct, incurred expenses for one or more of the following: (a) corporate housing near the Company’s northern California offices, (b) office space in Los Gatos, California, and/or (c) use of a car service, with driver, for business purposes. Mr. Ferron also receives a $1,000 per month expense allowance and is reimbursed for additional business travel and entertainment expenses incurred in connection with their duties. The employment agreement also contains certain confidentiality provisions and requires that the Company maintain standard directors and officers insurance covering Mr. Ferron in the same amount as the Company maintains for other directors and officers.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        The Board of Directors of GoAmerica appointed John R. Ferron, age 43, to serve as its Chief Operating Officer effective April 1, 2008, and to serve in addition as its Chief Financial Officer effective June 2, 2008. Mr. Ferron will serve in such capacities at the pleasure of the Board of Directors.

        On April 1, 2008, the Company entered into an Employment Agreement with Mr. Ferron. A description of the material terms of that Employment Agreement is contained in Item 1.01 above and is hereby incorporated herein by reference.

        On April 2, 2008, the Company also granted Mr. Ferron an option to acquire 200,000 shares of the Company’s common stock at an exercise price of $6.00 per share, and granted Mr. Ferron an option to purchase an additional 75,000 shares of common stock, which is not exercisable until at such time as the Company’s stockholders approve an amendment to the Plan permitting additional grants to be made under the Plan, and which will expire if such stockholder approval is not obtained by June 30, 2008.

        Mr. Ferron served as Chief Financial Officer of Celerity, Inc. from December 23, 2004 through January 31, 2008 and as Chief Financial Officer of Celerity Group, Inc. (formerly Kinetics Group, Inc.) from February 7, 2000 through December 22, 2004.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement dated as of April 1, 2008 between GoAmerica, Inc. and John Ferron
99.1	Press Release dated April 3, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GoAmerica, Inc. (Registrant)

By:	/s/ Donald G. Barnhart Name: Donald G. Barnhart Title: Senior Vice President

Date: April 3, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated as of April 1, 2008 between GoAmerica, Inc. and John Ferron.
99.1	Press Release dated April 3, 2008.